UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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(as permitted by Rule 14a-6(e)(2))

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WELLS FARGO FUNDS TRUST

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June 21, 2006
To:	Funds Management Group, Institutional Trust Services, Business Partners

Shareholder Approval Received to Convert Four

Wells Fargo Advantage Outlook FundsSM

Meeting Adjourned for Wells Fargo Advantage Outlook 2040 FundSM

As of June 20, 2006, shareholders of four out of five Wells Fargo Advantage Outlook FundsSM have approved a structural change under which they will attempt to replicate the returns of the appropriate Dow Jones Target Date Indexes. The four Funds that have been approved for the conversion are:

•	Wells Fargo Advantage Outlook Today FundSM
•	Wells Fargo Advantage Outlook 2010 FundSM
•	Wells Fargo Advantage Outlook 2020 FundSM
•	Wells Fargo Advantage Outlook 2030 FundSM

The meeting was adjourned for the Wells Fargo Advantage Outlook 2040 Fund until

June 23, 2006, at 1:00 p.m., Pacific Time.

The Outlook 2040 Fund has not yet received the necessary participation (50% of the outstanding shares of the Fund) to meet all the voting requirements as of June 20, 2006. However, it is very close to reaching the requirement and currently has a significant majority of votes received in favor of the proposals. We will continue to accept and solicit shareholder proxies for the remaining Fund until the next meeting date.

We still anticipate that all five Outlook Funds will convert to their new structure on June 26, 2006. However, an update will be provided on Friday, June 23, 2006, with further confirmation.

If you have any questions, please feel free to contact

Anna Chim, Project Manager, at 415-396-4184.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

FOR INSTITUTIONAL INVESTOR USE ONLY – NOT FOR USE WITH THE PUBLIC

CO058110 (06-06)